Exhibit 99.1

Financial Release

ARCTIC CAT REPORTS FISCAL 2013 RESULTS

•	Fiscal 2013 sales increased 15% to $671.6 million, driven by strong ATV and Wildcat side-by-side sales;

•	Full-year diluted EPS up 68% to record $2.89 versus $1.72 in prior year;

•	Fiscal 2013 sales within company’s guidance range, while EPS exceeded it;

•	Company expects fiscal 2014 EPS to increase 10% to 13% and be in the range of $3.17 to $3.27 per diluted share

MINNEAPOLIS—(BUSINESS WIRE)—May. 15, 2013— Arctic Cat Inc. (NASDAQ: ACAT) today reported record net earnings and earnings per diluted share for the fiscal year ended March 31, 2013. Net earnings rose 33 percent to $39.7 million, or $2.89 per diluted share, up from prior-year net earnings of $29.9 million, or $1.72 per diluted share. Arctic Cat’s net sales for the fiscal 2013 full year increased 15 percent to $671.6 million versus $585.3 million last fiscal year.

“We had another year of outstanding financial performance and are very pleased to report record net earnings and EPS for the fiscal 2013 full year,” said Claude Jordan, Arctic Cat’s chairman and chief executive officer. “Higher sales volumes, combined with our ongoing focus on operational excellence and cost control, again contributed to strong top- and bottom-line results for fiscal 2013.”

Among the highlights of Arctic Cat’s fiscal 2013 full-year financial results versus last fiscal year:

•	Net sales grew 15 percent, fueled by increased side-by-side, all-terrain vehicle (ATV) and snowmobile sales;

•	Gross profit margin improved to 22.5 percent from 22.3 percent, due to higher volumes and selling prices;

•	Operating expenses as a percent of sales declined to 13.4 percent compared to 14.5 percent;

•	Operating profit rose 32 percent to $60.7 million, up from $45.9 million;

•	The company ended the fiscal 2013 year with cash and short-term investments totaling $112.8 million, nearly double the $62.6 million at the end of fiscal 2012;

•	The company had no short- or long-term debt.

As expected, for the fiscal 2013 fourth quarter, Arctic Cat reported an improved net loss of $5.1 million, or a loss of $0.38 per diluted share, on 15 percent net sales growth to $113.2 million. In the prior-year fourth quarter, Arctic Cat reported a net loss of $6.2 million, or a loss of $0.49 per diluted share, on net sales of $98.5 million. Due to the seasonality of Arctic Cat’s business, the company typically reports lower results in its fiscal first and fourth quarters, while the fiscal second and third quarters are historically its strongest.

Commenting on the 2013 fourth quarter, Jordan said: “Our business performed well in the quarter, with sales increasing across all product lines. We continued to pursue our strategy to enter new growth segments and launch innovative new products, including two all-new Wildcat™ sport side-by-sides. As a result, we again had double-digit sales gains in our ATV and side-by-side segments in the 2013 fourth quarter.”

Based on the strength of the company’s performance, strong cash flow and future prospects, Arctic Cat’s board of directors has authorized the reinstatement of a quarterly cash dividend and a $30 million share repurchase program, which were announced separately today. “We are committed to enhancing shareholder value, and are pleased to reinstate a quarterly dividend and announce a new stock buyback program,” commented Jordan.

Business Line Results

ATVs and Side-by-Sides – Arctic Cat’s ATV/side-by-side sales increased 16 percent to $87.6 million in the fiscal 2013 fourth quarter, up from $75.8 million in the same period last year, chiefly due to strong dealer demand for Wildcat side-by-sides and North American ATVs and Prowlers. Full-year ATV/side-by-side sales rose 32 percent to $299.8 million, driven by ATV, Prowler and Wildcat sales.

“We remain focused on further increasing our ATV/side-by-side business as a percent of Arctic Cat’s total sales going forward,” said Jordan. “In the fourth quarter, we continued to advance this goal with the launch of two new Wildcat models. In addition, we have a robust new product pipeline for future growth.”

In the 2013 fourth quarter, Arctic Cat introduced two all-new Wildcats that both include industry leading rear travel of 18 inches and 13 inches of ground clearance:

•	The Wildcat 4 1000 pure sport side-by-side seats four full-sized adults. Arctic Cat began shipping the Wildcat 4 to dealers in February 2013.

•

The high horsepower Wildcat X 1000 pure sport side-by-side offers 90-plus horsepower, and enhanced acceleration and maneuverability to those seeking power, suspension and handling in an off-road vehicle. Arctic Cat began shipping the Wildcat X to dealers in March 2013.

In addition to the Wildcat 4 and the Wildcat X, Arctic Cat announced a new 50-inch wide, trail-legal Wildcat that will begin shipping in the latter part of fiscal 2014. Its narrower stance allows riders access to authorized ATV trails, making it a versatile option for consumers. The Wildcat trail-legal version builds on the success of the pure-sport Wildcat, which was recognized as the “Best-In-Class Extreme Performance ROV” by a prominent industry magazine.

The Wildcat is now available in: Base and Limited models; the four-seat Wildcat 4; and the high-horsepower Wildcat X.

Snowmobiles – In the 2013 fourth quarter, Arctic Cat’s snowmobile sales improved to a negative $5.3 million, primarily due to sales incentives, versus negative sales of $6.8 million in the prior-year quarter. Full-year snowmobile sales increased 5 percent to $263.7 million compared to $250.4 million last fiscal year.

As part of Arctic Cat’s snowmobile growth strategy, the company announced in February 2013 expanded engine supply and co-brand agreements with Yamaha Motor Corporation, beginning with the 2014 model year. The agreement gives Arctic Cat customers a broader range of snowmobile engine choices, including access to select 4-stroke engines from Yamaha. In addition, Arctic Cat will build select Yamaha snowmobiles in Arctic Cat’s Thief River Falls, Minn., factory according to Yamaha’s specifications.

In the quarter, Arctic Cat unveiled its new 2014 snowmobile model line-up, featuring 10 new models, including the all-new ZR 6000 El Tigre high-performance sled. The company also introduced two new available engines: a Yamaha 4-stroke 135 horse-power engine; and a clean 600cc 2-stroke 125 horse-power engine. The 600cc engine will be the first Arctic Cat-designed and built snowmobile engine and will be manufactured in the company’s engine facility in St. Cloud, Minn., beginning with the 2014 model year.

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2013 fourth quarter increased 5 percent to $31.0 million versus $29.5 million in the prior-year quarter. The growth was primarily due to snowmobile parts sales, reflecting improved snow conditions experienced in the northern United States. For the 2013 full year, PG&A sales were essentially flat, although Arctic Cat had significant year-over-year improvements in Wildcat parts and accessories.

Fiscal 2014 Full-Year Outlook

“We anticipate another year of increased sales and earnings in fiscal 2014, fueled by a strong pipeline of innovative new products and technologies, further market share gains in the growing side-by-side segment and continued leverage in our cost structure,” said Jordan. “We are excited about our future prospects and confident in our ability to deliver another year of enhanced shareholder value and record earnings.”

Arctic Cat’s fiscal 2014 outlook includes the following assumptions versus the prior fiscal year: core ATV North America industry retail sales flat to up 5 percent; side-by-side North American industry retail sales up 15 percent to 25 percent; snowmobile North America industry retail sales flat to up 3 percent; Arctic Cat dealer inventories excluding new products flat to up 10 percent; achieving slightly lower operating expense levels as a percent of sales; and increasing cash flow from operations. The company expects gross margins to decrease by approximately 80 basis points, due to additional Yamaha snowmobiles that will be built in Arctic Cat’s factory and, to a lesser extent, the Canadian currency impact.

For the fiscal year ending March 31, 2014, Arctic Cat anticipates sales in the range of $754 million to $768 million, an increase of approximately 12 percent to 14 percent versus fiscal 2013. Assuming diluted weighted average shares in the range of 13.5 million to 13.8 million, the company estimates that fiscal 2014 earnings per diluted share will be in the range of $3.17 to $3.27, an increase of 10 percent to 13 percent compared to fiscal 2013.

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call dial 1-877-941-9205. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through May 22, 2013, by dialing 1-800-406-7325, passcode 4618352#.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2013 outlook. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Years Ended March 31,
	2013	2012	2013	2012
Net Sales
Snowmobile & ATV Units	$82,251	$68,951	$563,464	$477,329
Parts, Garments & Accessories	30,980	29,536	108,124	107,939

Total Net Sales	113,231	98,487	671,588	585,268
Cost of Goods Sold
Snowmobile & ATV Units	78,558	68,010	450,291	388,523
Parts, Garments & Accessories	21,084	19,059	70,401	66,126

Total Cost of Goods Sold	99,642	87,069	520,692	454,649

Gross Profit	13,589	11,418	150,896	130,619
Operating Expenses
Selling & Marketing	8,536	8,118	37,402	36,549
Research & Development	6,264	5,266	20,693	17,862
General & Administrative	7,620	7,654	32,087	30,318

Total Operating Expenses	22,420	21,038	90,182	84,729

Operating Profit	(8,831)	(9,620)	60,714	45,890
Other Income (Expense)
Interest Income	22	18	49	86
Interest Expense	—	(1)	(84)	(8)

Total Other Income (Expense)	22	17	(35)	78

Earnings Before Income Taxes	(8,809)	(9,603)	60,679	45,968
Income Taxes	(3,734)	(3,428)	20,934	16,027

Net Earnings	$(5,075)	$(6,175)	$39,745	$29,941

Net Earnings Per Share
Basic	$(0.38)	$(0.49)	$3.02	$1.79

Diluted	$(0.38)	$(0.49)	$2.89	$1.72

Weighted Average Shares Outstanding:
Basic	13,186	12,724	13,155	16,721

Diluted	13,186	12,724	13,761	17,458

	March 31,
Selected Balance Sheet Data:	2013	2012
Cash and Short-term Investments	$112,807	$62,597
Accounts Receivable, Net	30,296	28,073
Inventories	96,389	98,702
Total Assets	306,258	255,416
Short-term Bank Borrowings	0	0
Total Current Liabilities	127,424	114,035
Long-term Debt	0	0
Shareholders’ Equity	174,472	138,472

	Three Months Ended March 31,			Years Ended March 31,
Product Line Data:	2013	2012	Change	2013	2012	Change
Snowmobiles	$(5,318)	$(6,820)	22%	$263,693	$250,438	5%
All-Terrain Vehicles	87,569	75,771	16%	299,771	226,891	32%
Parts, Garments & Accessories	30,980	29,536	5%	108,124	107,939	0%

Total Sales	$113,231	$98,487	15%	$671,588	$585,268	15%

Source: Arctic Cat Inc.

Arctic Cat Inc.

Timothy C. Delmore, 763-354-1800

Chief Financial Officer

or

Padilla Speer Beardsley Inc.

Shawn Brumbaugh, 612-455-1754

sbrumbaugh@padillaspeer.com